SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Natus Medical Incorporated

(Name of Registrant as Specified in Its Charter)

Voce Catalyst Partners LP
Voce Capital Management LLC
Voce Capital LLC

J. Daniel Plants
Mark G. Gilreath
Lisa Wipperman Heine
Joshua H. Levine

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 21, 2018, Voce Capital Management LLC (together with its affiliates, “Voce”), together with the other participants named herein (collectively, the “Participants”), issued a press release announcing that Voce has filed a definitive proxy statement and accompanying form of BLUE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees and certain business proposals at the 2018 annual meeting of stockholders of Natus Medical Incorporated, a Delaware corporation. The full text of the press release is attached hereto as Exhibit 1 and is incorporated herein by reference.

EXHIBIT 1

vocecapital

A voice for value

VOCE CAPITAL FILES DEFINITIVE NATUS PROXY

Strategic Errors, Inconsistent Execution and Lack of Leadership Have Failed Natus Stockholders, In Voce’s View

Natus’ Poor Recent Results, Over-Dependence on Serial M&A and Erratic Behavior by CEO Hawkins Raise Additional Questions

Voce Believes Natus’ Board is Responsible for Underperformance, Given Compromised Independence, Entrenchment and Gratuitous Compensation

Independent Directors Collectively Own Less Than 1% of Shares Outstanding; Significant, Ongoing Insider Selling is Deeply Concerning

Voce Seeks to Remove and Replace Chairman Robert Gunst, Who it Sees as Out-of-Touch with Modern Corporate Governance

Voce Believes Its Three Highly-Qualified, Independent Nominees Bring Relevant Medtech Experience; Commercial, Clinical and Regulatory Expertise; Track Records of Successful Strategic Transactions; and Meaningful Board and Governance Credibility Essential to Maximizing Stockholder Value

San Francisco, CA (May 21, 2018) – Voce Capital Management LLC (“Voce”), a long-term owner of Natus Medical Incorporated (Nasdaq: BABY) (“Natus,” or the “Company”) and the owner of approximately 2.2% of its shares outstanding, today announced it has filed its definitive proxy materials seeking the election of three highly-qualified, independent candidates, Mark Gilreath, Lisa Wipperman Heine and Joshua H. Levine (the “Nominees”), to the Board of Directors at the Company’s 2018 Annual Meeting.

Voce also provided the following update:

On April 23, 2018 Voce issued a lengthy, detailed letter to Natus stockholders (the letter can be accessed here) which outlined our concerns about Natus’ performance and corporate governance and publicly disclosed Voce’s submission to the Company of three Director nominations. In the interim month, not only has Natus failed to respond in any substantive way to the specific analysis in the letter, but the actions by the Board, Chairman and CEO since that time have amplified Voce’s concerns and solidified our resolve to seek meaningful changes at the Company. These include the following:

▪	Further business uncertainty. Natus’ 1Q18 earnings results illustrated again that management does not have a firm handle on its business, as both of its traditional units struggled. Of even greater concern, the Company’s forward quarterly guidance now projects negative organic growth. Despite Natus’ flagging business trends, CEO James Hawkins has reiterated his commitment to the only thing he seems to be able to accomplish consistently: more acquisitions.
▪	Concerns about CEO Hawkins. On the same 1Q18 earnings call, CEO Hawkins appeared confuzzled. At one point, he incorrectly recited the Company’s financial guidance and had to be corrected by CFO Jonathan Kennedy after one of the sell-side analysts attending the call noticed the gaffe. Later, CEO Hawkins was unable to remember the name of the Company’s Embrace product, referring to it as “Encore” until he was corrected by a different analyst on the call. These lapses follow his emotional outburst at a recent investment conference, which was reported by The Wall Street Journal. CEO Hawkins has, we’ve learned, also failed to show up at several recent meetings with stockholders.

▪	Gratuitous compensation practices continue. Natus recently amended its 10-K and finally revealed how it compensated executives after its awful 2017 performance. Despite trumpeting the fact that it didn’t pay cash bonuses to management (management missed the specific financial performance metrics required to earn the bonuses), CEO Hawkins nonetheless received 10% more in total compensation in 2017 than 2015, Natus’ last “good” year. His 2017 base salary was increased by nearly 10% (again), and the Board changed the rules to accelerate full and immediate vesting at age 65 (CEO Hawkins turns 63 this year).
▪	Insider selling accelerating. Just five days after his bizarre performance on the 1Q18 earnings call, CEO Hawkins sold more than 100,000 shares of Natus stock. Soon thereafter, several of CEO Hawkins’ direct reports took his cue and also dumped Natus stock. Long-time Directors Kenneth Ludlum and William Moore have both sold shares in 2018, with Director Moore punting stock within the past few days and both of them selling after the Board’s approval of a share repurchase plan in February. If Natus’ stock is a compelling buying opportunity for corporate cash then why are its Directors selling stock at the same time? Collectively, these insider sales send a terrible signal to stockholders and further illustrate the deep misalignment between Natus’ leadership and stockholders. Voce, on the other hand, has continued to acquire Natus shares in the open market.
▪	Chairman Robert Gunst continues to wield inappropriate power. As recounted in our April 23 letter, Voce attempted for several weeks to engage with Chairman Gunst, who joined Natus less than one month after CEO Hawkins (2004). Chairman Gunst initially refused to meet with Voce, explicitly disavowing any responsibility as Chairman to interact with stockholders; consistently allowed CEO Hawkins to interfere in the communications; and, when Chairman Gunst finally relented and agreed to meet with us (on the same day The Wall Street Journal reported we had nominated Directors) he refused to let the other two Directors who accompanied him speak, imposing a “listen-only” gag order.

As the Company has acknowledged in its Proxy Statement, Natus terminated settlement negotiations with Voce because Chairman Gunst refused to even consider any outcome which would have resulted in a change to his status as Chairman – including one proposal we made which would have allowed him to save face by remaining on the Board while relinquishing the Chairmanship. Chairman Gunst’s inability to grasp or perform his duties as Independent Chairman, and his iron-fisted grip on the Board as evidenced by his seemingly complete and self-serving control of its decision-making, is why Voce is proposing to remove Chairman Gunst from the Board. Voce urges fellow stockholders to vote on the BLUE proxy card FOR its Removal Proposal.

▪	Natus’ Board remains entrenched and insular. Despite Voce nominating four different independent Director candidates within the past two months, the Board’s Nominating and Governance Committee never offered to interview any of them. Instead, Natus is asking stockholders to reelect a Director who in 14 years on the Board has never purchased a single share of Natus stock in the open market; as well as a new, 71-year-old retiree who Natus acknowledges was hand-picked by CEO Hawkins. Stockholders deserve more independence and alignment of interest than the tired slate the Board is offering.

In contrast, Voce has nominated three independent, highly-qualified Nominees – Mark Gilreath, Lisa Wipperman Heine and Joshua H. Levine – who bring substantial, relevant medical device experience and fill crucial skill-gaps in sales, marketing, product development, strategy and clinical and regulatory affairs, all of which are areas where Natus has shown significant deficiency. Given their prior Board tenures and service as named executive officers in public companies, the Nominees possess significant corporate governance expertise, another glaring and immediate need at Natus. Two of the Nominees are already Natus stockholders.

THE 2018 ANNUAL MEETING IS SCHEDULED TO BE HELD ON JUNE 22, 2018. VOCE URGES ITS FELLOW STOCKHOLDERS TO VOTE ON THE BLUE PROXY CARD FOR ITS HIGHLY-QUALIFIED, INDEPENDENT NOMINEES AND FOR ITS PROPOSAL TO REMOVE CHAIRMAN ROBERT GUNST FROM THE BOARD.

About Voce Capital Management LLC

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

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